NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 15, 2018	Contact:	Steven F. Nicola
Chief Financial Officer

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2018

Fourth Quarter Financial Highlights:

•	GAAP EPS of $0.93 for the current quarter; compared to $0.60 last year

•	Non-GAAP EPS of $1.23 for the current quarter, up 16.0% over last year

•	Consolidated sales of $407.4 million, up 2.9% over last year

•	Reduction in outstanding debt of $65.8 million during current quarter

Fiscal Year Financial Highlights:

•	GAAP EPS of $3.37 for fiscal 2018; compared to $2.28 last year

•	Non-GAAP EPS of $3.96 for the current year, up 10.0% over last year

•	New annual record for sales of $1.6 billion

•	New annual record for adjusted EBITDA of $255.1 million

•	Generated strong operating cash flow of $147.6 million

PITTSBURGH, PA, NOVEMBER 15, 2018 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its fiscal 2018 fourth quarter and fiscal year ended September 30, 2018.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “As projected, strong fourth quarter results drove a solid finish to fiscal year 2018. Adjusted earnings per share were $1.23 for the fiscal 2018 fourth quarter, representing 16.0% growth over a year ago. Adjusted EBITDA for the quarter increased to $77.0 million, representing a 20.1% improvement over the prior year.

“For the current quarter, acquisitions, primarily Star Granite & Bronze and Compass Engineering, were the principal contributors to our sales increase. We also reported modest organic growth on a consolidated basis as our Industrial Technologies segment reported another quarter of sales growth for fulfillment systems and marking products. In addition, our SGK Brand Solutions segment generated sales growth over the prior year, reflecting good performance by its foreign operations.

“Operating cash flow for the recent quarter also remained strong and, as a result, we reduced total outstanding debt by $65.8 million, significantly improving our leverage ratio.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

“In January 2018, we raised our fiscal 2018 adjusted earnings per share target to growth of at least 10% over fiscal 2017. Despite some headwinds including the impact of a decline in casketed deaths on memorial and casket sales as well as higher commodity costs, we are pleased to report that we achieved our adjusted EPS growth objective. The continuous operating improvements of our businesses were a significant factor in achieving these results.

“In addition, we continue to strategically expand our global footprint with the recent small acquisition of Frost Converting Systems (“Frost”) in North Carolina (November 2018). Frost is a leading supplier of cutting, creasing and embossing tooling to the packaging industry. With the combined capacity of our Saueressig business and the acquisitions of A+E Ungricht GmbH & Co. KG (January 2017) and Frost, we are a leading global provider of critical tooling to packaging converters and industrial surfaces.”

Fourth Quarter Fiscal 2018 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q4 FY2018	Q4 FY2017	Change	% Change
Sales	$407.4	$396.1	$11.3	2.9%
Net income attributable to Matthews	$29.6	$19.6	$10.0	51.0%
Diluted EPS	$0.93	$0.60	$0.33	55.0%
Non-GAAP adjusted net income	$39.7	$34.3	$5.4	15.7%
Non-GAAP adjusted EPS	$1.23	$1.06	$0.17	16.0%
Adjusted EBITDA	$77.0	$64.1	$12.9	20.1%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as a reconciliation of net income to non-GAAP adjusted net income and adjusted EBITDA. Organic sales represents changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended September 30, 2018 were $407.4 million, compared to $396.1 million a year ago, representing an increase of $11.3 million, or 2.9%, over the fourth quarter last year. The increase primarily reflected the impact of recent acquisitions and organic sales growth in the Industrial Technologies and SGK Brand Solutions segments. Changes in foreign currency exchange rates had an unfavorable impact of $3.4 million on consolidated fourth quarter sales compared to a year ago.

Net income attributable to the Company for the quarter ended September 30, 2018 was $29.6 million, or $0.93 per share, compared with $19.6 million, or $0.60 per share, a year ago. The increase primarily reflected the impact of higher sales, acquisition synergy realization, and lower selling and administrative costs (including lower acquisition-related and ERP implementation costs).

On a non-GAAP adjusted basis, earnings for the fiscal 2018 fourth quarter were $1.23 per share, compared with $1.06 per share for the fiscal 2017 fourth quarter, representing an increase of 16.0%. The increase was driven primarily by the impact of higher sales, lower selling and administrative costs, and acquisition synergy realization.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2018 fourth quarter was $77.0 million, compared to $64.1 million for the same quarter a year ago, representing an increase of 20.1%. See reconciliation of adjusted EBITDA below.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

Sales for the SGK Brand Solutions segment were $203.5 million for the quarter ended September 30, 2018, compared to $203.7 million a year ago. The segment reported higher sales in Europe, primarily in the surfaces and engineered solutions businesses, the U.K. and Asia, which were offset partially by lower sales in North America. In addition, recent acquisitions contributed to sales for the segment. Changes in foreign currency exchange rates had an unfavorable impact of $2.6 million on the segment’s sales compared with the same quarter last year.

Memorialization segment sales for the fiscal 2018 fourth quarter were $155.8 million, compared to $152.3 million a year ago, representing an increase of $3.5 million, or 2.3%. Higher sales principally resulted from the acquisition of Star Granite & Bronze (February 2018). Memorial and casket sales volumes for the fiscal 2018 fourth quarter were lower than a year ago, reflecting an estimated decline in U.S. casketed deaths.

Sales for the Industrial Technologies segment were $48.1 million for the quarter ended September 30, 2018, compared to $40.1 million a year ago, representing an increase of $8.0 million, or 20.0%. The increase reflected organic sales growth for fulfillment systems and marking products, and the benefit of the recent acquisition of Compass Engineering (November 2017).

Fiscal Year 2018 Consolidated Results (Unaudited)

($ in millions, except per share data)	FY2018	FY2017	Change	% Change
Sales	$1,602.6	$1,515.6	$87.0	5.7%
Net income attributable to Matthews	$107.4	$74.4	$33.0	44.4%
Diluted EPS	$3.37	$2.28	$1.09	47.8%
Non-GAAP adjusted net income	$126.3	$117.2	$9.1	7.8%
Non-GAAP adjusted EPS	$3.96	$3.60	$0.36	10.0%
Adjusted EBITDA	$255.1	$238.7	$16.4	6.9%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as a reconciliation of net income to non-GAAP adjusted net income and adjusted EBITDA. Organic sales represents changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the year ended September 30, 2018 were $1.6 billion, compared to $1.5 billion last year, representing an increase of $87.0 million, or 5.7%. The increase primarily reflected the impact of recent acquisitions, favorable currency rate changes and organic sales growth in the Industrial Technologies segment. Changes in foreign currency exchange rates had a favorable impact of $26.9 million on consolidated sales compared to a year ago. These increases were partially offset by lower sales (excluding acquisitions and currency) in the SGK Brand Solutions and Memorialization segments.

Net income attributable to the Company for the year ended September 30, 2018 was $107.4 million, or $3.37 per share, compared to $74.4 million, or $2.28 per share, last year. The increase primarily reflected the impact of higher sales, acquisition synergy realization, and lower selling and administrative costs (including lower acquisition-related costs). In addition, the U.S. Tax Cuts and Jobs Act contributed to a significant reduction in the Company’s income tax expense for fiscal 2018, primarily related to a favorable adjustment in deferred income taxes offset partially by an estimated repatriation tax.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

On a non-GAAP adjusted basis, earnings for the year ended September 30, 2018 were $3.96 per share, compared with $3.60 per share last year, representing an increase of 10.0%. The growth primarily reflected the impact of higher sales, lower selling and administrative costs, acquisition synergy realization, and lower income taxes. Adjusted EBITDA (see reconciliation of adjusted EBITDA below) for the year ended September 30, 2018 was $255.1 million, compared to $238.7 million last year, representing an increase of 6.9%.

Sales for the SGK Brand Solutions segment were $805.3 million for the year ended September 30, 2018, compared to $770.2 million a year ago, representing an increase of $35.1 million, or 4.6%. The segment reported higher sales in Europe, the U.K. and Asia. In addition, acquisitions contributed to current year sales growth. Sales of merchandising displays were lower in the current year as last year included the benefit of a significant project. Changes in currency rates had a favorable impact of $22.8 million on the segment’s sales compared to a year ago.

Memorialization segment sales for the year ended September 30, 2018 were $631.4 million, compared to $615.9 million a year ago, representing an increase of $15.5 million, or 2.5%. The increase primarily reflected higher cremation equipment sales and the acquisition of Star Granite & Bronze. Memorial and casket sales volumes for the current year were lower than a year ago reflecting an estimated decline in U.S. casketed deaths. Changes in foreign currency exchange rates had a favorable impact of $2.8 million on the segment’s sales compared to last year.

Sales for the Industrial Technologies segment were $165.9 million for the year ended September 30, 2018, compared to $129.5 million a year ago, representing an increase of $36.4 million, or 28.1%. The increase reflected higher sales of fulfillment systems and marking products, and the benefit of recent acquisitions. Changes in foreign currency exchange rates had a favorable impact of approximately $1.2 million on the segment’s sales compared to a year ago.

Outlook

Mr. Bartolacci further stated: “As we enter fiscal 2019, we see both opportunities and challenges. Order rates for fulfillment systems in our Industrial Technologies segment and for engineered solutions in our SGK Brand Solutions segment remain solid. In addition, recent new brand account wins and the acquisition of Frost should contribute to our results. However, commodity cost increases will offset some of these benefits. In addition, we expect higher income tax expense in fiscal 2019 as tax benefits discrete to fiscal 2018 will not repeat. As a result, based on our current projections, we expect to achieve growth in adjusted EBITDA in the mid-to-high single digit percentage range over fiscal 2018 and growth in non-GAAP earnings per share in the mid-single digit percentage range over fiscal 2018.”

Webcast

The Company will host a conference call and webcast on Friday, November 16, 2018 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, November 30, 2018. To listen to the archived call, dial (412) 317-6671 and enter the pass code 13683891. The webcast replay will be available in the investor relations section of the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

About Matthews International Corporation
Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information
Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Sales	$407,444	$396,064	2.9%	$1,602,580	$1,515,608	5.7%
Cost of sales	(258,660)	(242,460)	6.7%	(1,021,230)	(952,221)	7.2%
Gross profit	148,784	153,604	(3.1)%	581,350	563,387	3.2%
Gross margin	36.5%	38.8%		36.3%	37.2%

Selling and administrative expenses	(93,262)	(117,304)	(20.5)%	(416,954)	(427,471)	(2.5)%
Amortization of intangible assets	(8,298)	(6,374)	30.2%	(31,562)	(23,313)	35.4%
Operating profit	47,224	29,926	57.8%	132,834	112,603	18.0%
Operating margin	11.6%	7.6%		8.3%	7.4%

Interest and other income (deductions), net	(8,103)	(5,341)	51.7%	(34,841)	(16,316)	113.5%
Income before income taxes	39,121	24,585	59.1%	97,993	96,287	1.8%
Income taxes	(9,585)	(5,036)	90.3%	9,118	(22,354)	(140.8)%
Net income	29,536	19,549	51.1%	107,111	73,933	44.9%
Non-controlling interests	59	92	(35.9)%	260	435	(40.2)%
Net income attributable to Matthews	$29,595	$19,641	50.7%	$107,371	$74,368	44.4%

Earnings per share -- diluted	$0.93	$0.60	55.0%	$3.37	$2.28	47.8%

Earnings per share -- non-GAAP (1)	$1.23	$1.06	16.0%	$3.96	$3.6	10.0%

Dividends declared per share	$0.19	$0.17	11.8%	$0.76	$0.68	11.8%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

Reconciliations of Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial measures (such as EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted EPS) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures. These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Net income attributable to Matthews	$29,595	$19,641	$107,371	$74,368
Acquisition-related items	3,104	4,925	16,168	20,615
Pension and postretirement expense (1)	1,071	1,567	4,235	6,141
Intangible amortization expense	6,141	4,546	23,356	16,319
Strategic initiatives and other charges	(1,012)	4,440	1,106	6,722
Loss recoveries, net of costs	—	(974)	—	(7,478)
Tax-related (2)	771	200	(25,967)	485
Adjusted net income	$39,670	$34,345	$126,269	$117,172
Adjusted EPS	$1.23	$1.06	$3.96	$3.60

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26.0% and 20.1%, for the three months ended September 30, 2018 and 2017, respectively, and 26.0% and 30.0% for the fiscal year ended September 30, 2018 and 2017, respectively.

(1) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(2) The tax-related adjustments in fiscal 2018 consisted of income tax regulation changes which included an estimated favorable tax benefit of approximately $37,800 for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge and other charges of approximately $11,800, for the fiscal year ended September 30, 2018.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2018

November 15, 2018

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Net income attributable to Matthews	$29,595	$19,641	$107,371	$74,368
Interest expense	10,645	6,621	37,427	26,371
Income taxes (1)	9,585	5,036	(9,118)	22,354
Depreciation and amortization	19,922	17,171	76,974	67,981
EBITDA	69,747	48,469	212,654	191,074
Acquisition-related items	4,195	6,135	21,782	25,748
Strategic initiatives and other charges	(1,367)	5,925	1,495	9,209
Loss recoveries, net of costs	—	(1,325)	—	(10,683)
Stock-based compensation	2,929	2,708	13,460	14,562
Pension and postretirement expense (2)	1,447	2,191	5,723	8,773
Adjusted EBITDA	$76,951	$64,103	$255,114	$238,683
Adjusted EBITDA margin	18.9%	16.2%	15.9%	15.7%

(1) The income tax regulation changes identified in the adjusted net income/earnings per share reconciliation are included in this line and therefore not separately identified in the calculation of adjusted EBITDA.

(2) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

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